Muncy Columbia Financial Corporation 8-K

Exhibit 10.2

THIRD AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

DATED APRIL 15, 2003

FOR

LANCE O. DIEHL

THIS THIRD AMENDMENT is adopted this 10th day of December 2024 (the “Execution Date”) by and between Journey Bank (the “Bank”) and Lance O. Diehl (the “Executive”), to be effective beginning one year following the Execution Date.

The Executive and Columbia County Farmers National Bank entered into a Supplemental Executive Retirement Agreement dated April 15, 2003 (as amended, the “Agreement”) to provide additional benefits to the Executive. The Bank subsequently acquired Columbia County Farmers National Bank and assumed all of its rights and responsibilities under the Agreement. The Bank and the Executive now wish to increase the Agreement’s benefits, delay certain benefit payments and cancel the endorsement split dollar portion of the Agreement.

Now, therefore, the Bank and the Executive agree as follows:

Sections 2.1.1 and 2.1.2 of the Agreement shall be deleted and replaced by the following:

2.1.        Amount of Benefit. The annual benefit under this Section 2.1 is Ninety Thousand Dollars ($90,000) per year if the Executive terminates employment on the date the Executive reaches Normal Retirement Age. If the Executive continues in the employ of the Bank after reaching Normal Retirement Age, the benefit shall increase at a monthly rate of .28709% (3.5% annually) until the earlier of (i) the Executive’s termination of employment, or (ii) the date the Executive reaches age sixty-five (65). If the Executive terminates employment prior to reaching age sixty-five (65), the Bank shall pay the Executive the applicable benefit amount as of the date of termination. If the Executive continues in the employ of the Bank until age sixty-five (65), the annual benefit will be One Hundred Six Thousand Eight Hundred Ninety-Two Dollars ($106,892).

2.1.2      Payment of Benefit. The Bank shall pay the Executive the benefit in one hundred eighty (180) equal monthly installments commencing the month following the month in which the Executive reaches age sixty-five (65); provided, however, that should the Executive terminate within 12 months following the Execution Date, his payments shall commence at age sixty (60) and the amendment shall not apply.

Sections 2.3 of the Agreement shall be deleted and replaced by the following:

2.3        Change in Control Benefit. If the Executive is actively employed by Bank at the time of a Change of Control and the Change of Control occurs before Normal Retirement Age, Bank shall pay to Executive the annual benefit of Ninety Thousand Dollars ($90,000) per year.

Article 3 of the Agreement shall be deleted and replaced by the following:

Article 3

Death Benefits

3.1        Death Before Termination of Employment, Change in Control and Age 65. If the Executive dies prior to termination of employment, Change in Control and reaching age sixty-five (65), the Bank shall pay the Executive’s beneficiary the benefit described in Section 3.1.

3.1.1        Amount of Benefit. The benefit under this Section 3.1.1 is the amount shown in the table below for the period ending immediately prior to the date of the Executive’s death. Additionally, the annual benefit amount shall be increased by a pro-rated amount relative the Executive’s service during the period in which the Executive’s death occurs.

Period Ending	Amount of Benefit
Prior to March 2025	$940,638
March 2025	$950,928
March 2026	$993,227
March 2027	$1,027,338
March 2028	$1,062,965
March 2029	$1,100,177
March 2030	$1,139,045
March 2031 and After	$1,179,643

3.1.2       Payment of Benefit. The Bank shall pay this benefit to the Executive’s beneficiary in a lump sum within ninety (90) days following the Executive’s death.

3.2       Death after Commencement of Benefit Payments. If the Executive dies after benefit payments have commenced hereunder, but prior to receiving all payments due and owing hereunder, the Bank shall pay the Executive’s beneficiary the same amounts at the same times as the Employer would have paid the Executive had the Executive survived.

3.3       Death after Change in Control or Termination of Employment but before Payments Commence. If the Executive dies (i) after a Change in Control occurring before Normal Retirement Age, or (ii) after a termination of employment occurring after Normal Retirement Age, but in any case before payments commence hereunder, the Bank shall pay the Executive’s beneficiary amount the Bank has accrued hereunder in a lump sum within ninety (90) days following the Executive’s death.

The endorsement split dollar appended to the Agreement is hereby terminated. The Executive acknowledges that no benefits shall be paid under the endorsement split dollar and that any death benefits are to be paid only from the Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Third Amendment.

Executive	Bank

/s/ Lance O. Diehl	By:	/s/Robert J. Glunk
	Title:	Executive Chairman